Exhibit 99.1

Pro-Pharmaceuticals Reports Unaudited Fourth Quarter and Full Year 2005
                          Financial Results;
          Annual Shareholders Meeting Scheduled for May 25th

    NEWTON, Mass.--(BUSINESS WIRE)--March 10,
2006--Pro-Pharmaceuticals, Inc. (AMEX:PRW), a developer of novel carbohydrate-based therapeutic compounds, today reported its unaudited fourth quarter and full year 2005 financial results, ended December 31, 2005.
    For the fourth quarter of 2005, the Company reported a net loss of $1,749,000, or $0.07 per share, compared with a net loss of $2,158,000, or $0.07 per share, for the same period in 2004. For the full year 2005, the Company reported a net loss of $6,544,000, or $0.24 per share, compared with a net loss of $7,180,000, or $0.28 per share, for the 2004 fiscal year.
    At December 31, 2005, the Company had cash and cash equivalents of approximately $4.5 million. On February 14, 2006, the Company completed a private placement of convertible debentures and warrants with institutional investors and raised net proceeds of approximately $9.3 million. With the addition of these funds, the Company believes it has adequate cash to fund its operations through at least June 2007.
    "We continue to make progress towards our goal to develop and commercialize our proprietary carbohydrate-based therapeutic compounds," said David Platt, Ph.D., Chief Executive Officer, Pro-Pharmaceuticals. "We successfully completed a Phase I trial of our lead compound, DAVANAT(R), alone and in combination with 5-FU, a widely used, FDA-approved chemotherapy agent. We have an ongoing Phase II trial in the U.S. for third- and fourth-line treatment of patients with colorectal cancer. We initiated a Phase II trial for first-line treatment of patients with cholangiocarcinoma (bile duct cancer) and we initiated a European-based Phase III trial for second-line treatment of patients with colorectal cancer. We continue to develop and expand our product pipeline. We believe our expertise in carbohydrates offers opportunities to provide advanced treatment of cancer, liver, microbial, cardiovascular, and inflammatory diseases, as well as viral infections."
    Research and development expense for the full year 2005 was $3,040,000, compared with $3,042,000 for 2004. R&D expense shifted from pre-clinical activities to clinical trials. General and Administrative expense for the full year 2005 was $3,615,000, or a 15% decrease, compared with $4,262,000 incurred during 2004. The decrease was due principally to a reduction in legal expense.

    Annual Shareholders Meeting

    The Company's Annual Meeting of Shareholders is scheduled to be held on May 25th at 10 a.m. EDT at the Sheraton-Needham Hotel in Needham, Massachusetts.

    About DAVANAT(R)

    DAVANAT(R) is a proprietary polysaccharide polymer comprised of mannose and galactose carbohydrates in a CARBOSOME(TM) formation that enables the target delivery of chemotherapy drugs to protein receptors (lectins) on cancer cells.

    Pro-Pharmaceuticals, Inc. - Advancing Drugs Through
Glycoscience(R)

    Pro-Pharmaceuticals is developing novel carbohydrate-based therapeutic compounds. Initially, the product pipeline is principally focused on increasing the efficacy and decreasing the toxicity of approved chemotherapy drugs. The Company has been conducting clinical and pre-clinical studies with 5-FU, leucovorin, irinotecan, doxorubicin, oxaliplatin, paclitaxel, cisplatin, and bevacizumab (AVASTIN(R)). Results show that DAVANAT(R) exhibits a broad spectrum of activity with tested drugs. Additional information is available at www.pro-pharmaceuticals.com.

    FORWARD-LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company, including without limitation statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements as defined in the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Because of uncertainties and risks facing the Company, many of which are outside of the Company's control, future events could cause actual results to differ materially from those indicated by such statements. More information about those risks and uncertainties is contained and discussed in the "Management Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's most recent quarterly or annual report and in the Company's other reports filed with the Securities and Exchange Commission. The forward-looking statements herein represent the Company's views as of the date of this news release and should not be relied upon to represent the Company's views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company's views to change, the Company disclaims any obligation to update such forward-looking statements.

    DAVANAT and Advancing Drugs Through Glycoscience are registered trademarks of Pro-Pharmaceuticals. CARBOSOME is a trademark of Pro-Pharmaceuticals. AVASTIN is a registered trademark of Genentech, Inc.

    CONTACT: Pro-Pharmaceuticals, Inc.
             Anthony D. Squeglia, 617-559-0033
             squeglia@pro-pharmaceuticals.com